Exhibit 99.1
NEWS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2026
FISCAL 2026 FOURTH QUARTER AND FULL YEAR KEY FINANCIAL HIGHLIGHTS

•Fourth quarter revenues were $2.34 billion, an 11% increase compared to $2.11 billion in the prior year, driven by growth at the Digital Real Estate Services, Book Publishing and Dow Jones segments, while net income from continuing operations in the quarter was $230 million, a 167% increase compared to $86 million in the prior year.
•Fourth quarter Total Segment EBITDA was $423 million, a 31% increase compared to $322 million in the prior year. Fourth quarter reported EPS from continuing operations were $0.33 as compared to $0.09 in the prior year - Adjusted EPS were $0.35 as compared to $0.19 in the prior year.
•For fiscal 2026, revenues rose 7% to $9.03 billion, net income from continuing operations increased 15% to $743 million and Total Segment EBITDA was up 15% to $1.63 billion, leading to higher operating cash flow, which increased by 26% to $1.24 billion.
•Full year free cash flow of $811 million was 42% higher than the prior year, driven by exceptional fourth quarter results coupled with working capital improvements.
•Dow Jones revenues for the fourth quarter rose 7% leading to robust 20% Segment EBITDA growth, benefiting from higher content licensing and digital circulation revenues, an 11% increase in Dow Jones Risk & Compliance revenues and a 10% increase in digital advertising revenues.
•REA Group revenues for the fourth quarter rose 21%, driven by strong Australian residential performance, led by double-digit growth in yield and listing volumes, and positive foreign exchange impacts.
•Move, operator of Realtor.com®, grew fourth quarter revenue by 13% driven by strong demand for premium offerings, continued product innovation and audience share gains.
•Book Publishing delivered 15% revenue growth for the quarter, supported by a strong frontlist, higher backlist sales and accelerated growth in digital revenues.

NEW YORK, NY – August 5, 2026 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2026.

Commenting on the results, Chief Executive Robert Thomson said:

“We concluded Fiscal 2026 with an exceptional fourth quarter performance, including an 11% increase in revenues to $2.34 billion and the highest profitability on record. Fourth quarter net income from continuing operations soared 167% to $230 million, while our earnings per share were $0.33, up from $0.09 in the prior year, and our adjusted EPS were $0.35, compared to $0.19 last year. Our core growth engines—Digital Real Estate Services, Dow Jones and Book Publishing—fueled a 31% surge in fourth quarter Total Segment EBITDA to $423 million.

On a full year basis, News Corp reported another year of record revenue and profitability on a continuing operations basis, with growth accelerating to 7% and 15%, respectively, while operating cash flow grew 26% to $1.24 billion. As a result, free cash flow increased significantly, rising 42% to $811 million. Our enhanced cash position enabled us to aggressively return capital to shareholders, with the buyback accelerating to well over four times the prior year’s rate at $643 million.

Our record performance is a product of sustained focus on, and reinvestment in, News Corp’s core growth engines and our transformation to a digital-first company underpinned by insightful and trusted content.

Much of the world is being reshaped by artificial intelligence, but artificial intelligence itself is only as useful and only as trustworthy as the quality of its inputs. We believe that makes News Corp an absolutely critical participant in the emerging AI ecosystem. Without our journalists, our authors, our data, our brands and our professional expertise, users would be drowning in a slimy sea of AI slop.

We have trusted content relationships with OpenAI and Meta, and are in advanced discussions with several other companies. However, under our woo and sue approach, we are taking aggressive action against those who pilfer and profit from our work. We will pursue those pilferers, and companies that are clients of these crass kleptomaniacs should know they are patently in possession of stolen goods.”

FOURTH QUARTER RESULTS

The Company reported fiscal 2026 fourth quarter total revenues of $2.34 billion, an 11% increase compared to $2.11 billion in the prior year period, primarily driven by higher real estate revenues at Digital Real Estate Services, higher print and digital sales at Book Publishing and higher circulation and subscription revenues at Dow Jones. Results included a $71 million, or 4%, positive impact from foreign currency fluctuations. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 7% compared to the prior year.

Net income from continuing operations for the quarter was $230 million, a 167% increase compared to $86 million in the prior year, primarily driven by higher Total Segment EBITDA, as discussed below, and lower impairment and restructuring charges.

The Company reported fourth quarter Total Segment EBITDA of $423 million, a 31% increase compared to $322 million in the prior year, primarily driven by the strong revenue growth as discussed above. Adjusted Total Segment EBITDA (as defined in Note 2) increased 25%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.33 as compared to $0.09 in the prior year. Adjusted EPS (as defined in Note 3) were $0.35 compared to $0.19 in the prior year.

FULL YEAR RESULTS

The Company reported fiscal 2026 full year total revenues of $9.03 billion, a 7% increase compared to $8.45 billion in the prior year. The increase was driven by higher revenues at the Digital Real Estate Services, Dow Jones and Book Publishing segments, the Company’s core growth engines, and a $189 million, or 2%, positive impact from foreign currency fluctuations. Adjusted Revenues increased 4%.

Net income from continuing operations for the full year was $743 million, a 15% increase compared to $648 million in the prior year. The increase reflects higher Total Segment EBITDA, as discussed below, and higher interest income, partially offset by lower Other, net driven by the gain on the sale of REA Group’s investment in PropertyGuru in the prior year.

Total Segment EBITDA for the full year was $1.63 billion, a 15% increase compared to $1.42 billion in the prior year primarily driven by strong contributions from the Digital Real Estate Services and Dow Jones segments, primarily as a result of higher revenues, as discussed above, and lower employee costs in the Other segment. Adjusted Total Segment EBITDA increased 12%.

Diluted net income from continuing operations per share attributable to News Corporation stockholders was $1.03 as compared to $0.84 in the prior year. Adjusted diluted EPS were $1.18 compared to $0.89 in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$644	$604	7%	$2,497	$2,331	7%
Digital Real Estate Services	553	466	19%	2,016	1,802	12%
Book Publishing	566	494	15%	2,288	2,149	6%
News Media	574	545	5%	2,227	2,170	3%
Other	—	—	—%	—	—	—%
Total Revenues	$2,337	$2,109	11%	$9,028	$8,452	7%

Segment EBITDA:
Dow Jones	$181	$151	20%	$663	$588	13%
Digital Real Estate Services	222	152	46%	741	601	23%
Book Publishing	57	50	14%	287	296	(3)%
News Media	24	28	(14)%	139	153	(9)%
Other	(61)	(59)	(3)%	(203)	(223)	9%
Total Segment EBITDA	$423	$322	31%	$1,627	$1,415	15%

Dow Jones

Fourth Quarter Segment Results

Revenues in the quarter increased $40 million, or 7%, compared to the prior year, driven by higher circulation and subscription revenues and higher digital advertising revenues. Results included a $2 million, or 1%, positive impact from foreign currency fluctuations. Digital revenues at Dow Jones in the quarter represented 84% of total revenues compared to 83% in the prior year. Adjusted Revenues increased 6%.

Circulation and subscription revenues increased $35 million, or 7%, reflecting higher content licensing revenue, a 5% increase in professional information business revenues, led by 11% growth in Dow Jones Risk & Compliance revenues to $102 million and 4% growth in Dow Jones Energy revenues to $76 million, and higher digital circulation revenues. Circulation revenues increased 3% compared to the prior year driven by the conversion of customers from introductory promotions to higher pricing and continued growth in digital-only subscriptions, partly offset by lower print volume. Digital circulation revenues accounted for 76% of circulation revenues for the quarter, compared to 75% in the prior year.

During the fourth quarter, total average subscriptions to Dow Jones’ news products were over 6.7 million, a 7% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ news products grew 9% to nearly 6.3 million. Total subscriptions to The Wall Street Journal grew 6% compared to the prior year, to 4.8 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 8% to nearly 4.5 million average subscriptions in the quarter, driven by growth in enterprise news subscriptions, and represented 93% of total Wall Street Journal subscriptions.

	For the three months ended June 30,
	2026	2025	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	4,465	4,126	8%
Total subscriptions	4,827	4,538	6%
Barron’s Group
Digital-only subscriptions	1,512	1,319	15%
Total subscriptions	1,602	1,432	12%
Total News Products
Digital-only subscriptions	6,258	5,719	9%
Total subscriptions	6,725	6,261	7%

Advertising revenues for the quarter increased $5 million, or 5%, driven by digital advertising revenues, which grew 10%, partially offset by a 6% decrease in print advertising revenues. Digital advertising accounted for 69% of total advertising revenues for the quarter, compared to 65% in the prior year.

Segment EBITDA for the quarter increased $30 million, or 20%, primarily as a result of the higher revenues discussed above, partially offset by increases in employee and technology costs. Adjusted Segment EBITDA increased 20%.

Full Year Segment Results

Fiscal 2026 full year revenues increased $166 million, or 7%, compared to the prior year driven by higher circulation and subscription and advertising revenues and a $17 million, or 1%, positive impact from foreign currency fluctuations. Digital revenues at Dow Jones represented 84% of total revenues compared to 82% in the prior year. Adjusted Revenues increased 6% compared to the prior year.

Circulation and subscription revenues increased $136 million, or 7%, reflecting a 9% increase in professional information business revenues, led by 16% growth in Dow Jones Risk & Compliance revenues to $392 million and 8% growth in Dow Jones Energy revenues to $301 million, higher digital circulation revenues and higher content licensing revenues. Circulation revenues increased 3% compared to the prior year, reflecting the conversion of customers from introductory promotions to higher pricing and continued growth in digital-only subscriptions, driven by growth in enterprise news subscriptions, partly offset by lower print volume. Digital circulation revenues accounted for 76% of circulation revenues for the year, compared to 74% in the prior year.

Advertising revenue increased $22 million, or 6%, due to a 9% increase in digital advertising revenues. Digital advertising revenues accounted for 67% of total advertising revenues for the year, compared to 65% in the prior year.

Segment EBITDA for fiscal 2026 increased $75 million, or 13%, compared to the prior year, primarily due to higher revenues, as noted above, partially offset by higher employee and marketing costs. Adjusted Segment EBITDA increased 13%.

Digital Real Estate Services

Fourth Quarter Segment Results

Revenues in the quarter increased $87 million, or 19%, compared to the prior year, driven by higher revenues at both REA Group and Move. Segment EBITDA in the quarter increased $70 million, or 46%, compared to the prior year, due to higher contribution from both REA Group and Move. Adjusted Revenues and Adjusted Segment EBITDA increased 10% and 33%, respectively.

In the quarter, revenues at REA Group increased $68 million, or 21%, to $386 million, driven by higher Australian residential revenues due to price increases and growth in add-on products and a $38 million, or 12%, positive impact from foreign currency fluctuations, partially offset by unfavorable geographical mix. Australian national residential buy listing volumes in the quarter rose 11% compared to the prior year, with listings in Sydney and Melbourne each up 8%. REA India has announced the sale of its remaining business, Housing.com, to listed Aurum Proptech Limited.

Move’s revenues in the quarter increased $19 million, or 13%, to $167 million, primarily as a result of higher sales of RealPRO SelectSM, as Move continues to shift its focus to more premium offerings with higher revenues per lead, and revenue growth in seller, new homes and rentals. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal fourth quarter were 68 million, a 6% decrease compared to the prior year driven primarily by broader macroeconomic trends and a focus on higher quality leads, with volumes increasing 1% compared to the prior year period. According to Comscore, monthly average visits for the fourth quarter for Realtor.com® were 297 million, increasing its share to 33% of total visits to all U.S. real estate portals, and leading the industry in engagement, as measured by visits per unique user.

Full Year Segment Results

Fiscal 2026 full year revenues increased $214 million, or 12%, compared to the prior year, driven by higher revenues at both REA Group and Move including a $63 million, or 4%, positive impact from foreign currency fluctuations. Segment EBITDA for fiscal 2026 increased $140 million, or 23%, compared to the prior year, including a $32 million, or 5%, positive impact from foreign currency fluctuations, driven by higher revenues and the absence of $12 million of costs related to the withdrawn offer to acquire Rightmove in the prior year, partly offset by higher employee costs primarily at Move, higher broker commissions and higher marketing costs. Adjusted Revenues and Adjusted Segment EBITDA increased 8% and 19%, respectively.

In the fiscal year, REA Group’s revenues increased $156 million, or 12%, to $1.41 billion, including a $63 million, or 5%, positive impact from foreign currency fluctuations, primarily due to higher Australian residential revenues driven by price increases and growth in add on products and higher financial services revenue, partly offset by a decline in revenues from REA India.

Move’s revenues in the fiscal year increased $58 million, or 11%, to $610 million, primarily as a result of higher sales of RealPRO SelectSM, as Move shifts its focus to more premium offerings, and revenue growth in seller, new homes and rentals.

Book Publishing

Fourth Quarter Segment Results

Revenues in the quarter increased $72 million, or 15%, compared to the prior year, driven by higher physical and digital book sales, which included strength in General Books, the U.K. and Children’s Publishing. The increase included a $3 million, or 1%, positive impact from foreign currency fluctuations. Adjusted Revenues increased 13%.

Digital sales increased 12% compared to the prior year driven by an increase in audiobook and e-book sales. Digital sales represented 24% of consumer revenues for the quarter compared to 25% for the prior year period. Backlist sales represented approximately 60% of consumer revenues in the quarter compared to 65% in the prior year, driven by the robust frontlist slate.

Segment EBITDA for the quarter increased $7 million, or 14%, compared to the prior year, due to the higher revenues discussed above, partially offset by higher costs due to higher sales volume and mix of titles. Adjusted Segment EBITDA increased 12%.

Full Year Segment Results

Fiscal 2026 full year revenues increased $139 million, or 6%, compared to the prior year, which includes a $31 million impact from recent acquisitions, primarily due to higher physical and digital book sales, including strong performance from Rachel Reid’s Game Changers titles and strength in Christian Publishing, and a $28 million, or 1%, positive impact from foreign currency fluctuations. Adjusted Revenues increased 4% compared to the prior year.

Digital sales increased 4% compared to the prior year, representing 23% of consumer revenues for the year compared to 24% in the prior year. Backlist sales represented approximately 62% of consumer revenues for the year compared to 64% in the prior year.

Segment EBITDA for fiscal 2026 decreased $9 million, or 3%, from the prior year driven by higher costs due to higher sales volume, higher employee costs, a $16 million one-time write-off in the second quarter of fiscal 2026 primarily related to inventory at HarperCollins’ international operations and a $13 million write-off of a customer receivable related to the closure of a book distributor, partially offset by the higher revenues discussed above. Adjusted Segment EBITDA decreased 4%.

News Media

Fourth Quarter Segment Results
Revenues in the quarter increased $29 million, or 5%, compared to the prior year, primarily due to a $28 million, or 5%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment were flat compared to the prior year.

Circulation and subscription revenues increased $19 million, or 7%, compared to the prior year, due to a $13 million, or 5%, positive impact from foreign currency fluctuations, increased cover and subscription pricing and higher content licensing revenues, partially offset by print volume declines.

Advertising revenues decreased $1 million, compared to the prior year, primarily due to lower print advertising revenues, mostly offset by a $9 million, or 5%, positive impact from foreign currency fluctuations. Results also included a benefit at News Broadcasting related to the FIFA World Cup.

In the quarter, Segment EBITDA decreased $4 million, or 14%, compared to the prior year, driven by higher costs at News Broadcasting including for the FIFA World Cup and costs related to the recently launched California Post, partially offset by lower Talk costs. Adjusted Segment EBITDA decreased 18%.

Digital revenues represented 41% of News Media segment revenues in the quarter, compared to 38% in the prior year, and represented 39% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of June 30, 2026 were 1,162,000 (981,000 for news mastheads), compared to 1,166,000 (993,000 for news mastheads) in the prior year (Source: Internal data).
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of June 30, 2026 were 681,000, compared to 640,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 65 million global monthly unique users in June 2026, compared to 87 million in the prior year (Source: Meta Pixel).

•New York Post’s digital network reached 77 million unique users in June 2026, compared to 90 million in the prior year (Source: Google Analytics).

Full Year Segment Results

Fiscal 2026 full year revenues increased $57 million, or 3%, compared to the prior year, primarily driven by an $81 million, or 4%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 1% compared to the prior year.

Circulation and subscription revenues increased $57 million, or 5%, compared to the prior year, primarily due to a $43 million, or 4%, positive impact from foreign currency fluctuations, increased cover pricing, higher content licensing revenues and digital subscriber growth in the U.K., partially offset by print volume declines.

Advertising revenues decreased $16 million, or 2%, compared to the prior year, primarily due to lower print advertising revenues, partially offset by a $28 million, or 3% positive impact from foreign currency fluctuations.

Segment EBITDA for fiscal 2026 decreased $14 million, or 9%, compared to the prior year, primarily driven by costs related to the recently launched California Post and higher costs at News Broadcasting including for the FIFA World Cup, partially offset by lower Talk costs. Adjusted Segment EBITDA decreased 14% compared to the prior year.

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the fiscal years ended June 30,
	2026	2025
	(in millions)
Net cash provided by operating activities from continuing operations	$1,237	$978
Less: Capital expenditures	(426)	(407)
Free cash flow	$811	$571

Net cash provided by operating activities from continuing operations of $1,237 million for the fiscal year ended June 30, 2026 was $259 million higher than net cash provided by operating activities from continuing operations of $978 million in the prior year, primarily due to higher Total Segment EBITDA and working capital improvements, partially offset by higher cash tax and restructuring payments.

Free cash flow in the fiscal year ended June 30, 2026 was $811 million compared to $571 million in the prior year. The increase in free cash flow was primarily due to higher cash provided by operating activities from continuing operations, as discussed above, partially offset by the $19 million increase in capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations, less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the

Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

OTHER ITEMS

Dividends

The Company declared today a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 7, 2026 to stockholders of record as of September 9, 2026.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on August 5, 2026. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2026	2025	2026	2025
Revenues:
Circulation and subscription	$820	$766	$3,203	$3,009
Advertising	363	353	1,391	1,367
Consumer	538	462	2,185	2,047
Real estate	435	358	1,571	1,410
Other	181	170	678	619
Total Revenues	2,337	2,109	9,028	8,452
Operating expenses	(991)	(917)	(3,892)	(3,736)
Selling, general and administrative	(923)	(870)	(3,509)	(3,301)
Depreciation and amortization	(128)	(120)	(485)	(459)
Impairment and restructuring charges	(46)	(81)	(113)	(132)
Equity losses of affiliates	(3)	(4)	(8)	(15)
Interest income, net	9	5	29	3
Other, net	23	10	(4)	111
Income before income tax expense from continuing operations	278	132	1,046	923
Income tax expense from continuing operations	(48)	(46)	(303)	(275)
Net income from continuing operations	230	86	743	648
Net income from discontinued operations, net of tax	—	690	—	692
Net income	230	776	743	1,340
Net income attributable to noncontrolling interests from continuing operations	(51)	(33)	(170)	(168)
Net loss attributable to noncontrolling interests from discontinued operations	—	—	—	8
Net income attributable to News Corporation stockholders	$179	$743	$573	$1,180

Weighted-average shares outstanding
Basic	546.5	565.9	556.5	567.7
Diluted	548.9	568.6	558.4	569.9

Net income attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.33	$0.09	$1.03	$0.85
Discontinued operations	$—	$1.22	$—	$1.23
	$0.33	$1.31	$1.03	$2.08

Diluted
Continuing operations	$0.33	$0.09	$1.03	$0.84
Discontinued operations	$—	$1.22	$—	$1.23
	$0.33	$1.31	$1.03	$2.07

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of June 30, 2026	As of June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,095	$2,403
Receivables, net	1,757	1,562
Inventory, net	302	327
Other current assets	328	519
Total current assets	4,482	4,811
Non-current assets:
Investments	1,002	1,016
Property, plant and equipment, net	1,398	1,331
Operating lease right-of-use assets	754	789
Intangible assets, net	1,837	1,930
Goodwill	4,542	4,373
Deferred income tax assets, net	251	254
Other non-current assets	1,278	1,000
Total assets	$15,544	$15,504
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$412	$335
Accrued expenses	1,080	1,036
Deferred revenue	543	498
Current borrowings	—	25
Other current liabilities	726	714
Total current liabilities	2,761	2,608
Non-current liabilities:
Borrowings	1,989	1,937
Retirement benefit obligations	97	117
Deferred income tax liabilities, net	108	57
Operating lease liabilities	840	904
Other non-current liabilities	513	492
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	10,380	11,058
Accumulated deficit	(312)	(747)
Accumulated other comprehensive loss	(1,548)	(1,543)
Total News Corporation stockholders' equity	8,526	8,774
Noncontrolling interests	710	615
Total equity	9,236	9,389
Total liabilities and equity	$15,544	$15,504

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the fiscal years ended June 30,
	2026	2025
Operating activities:
Net income	$743	$1,340
Net income from discontinued operations, net of tax	—	(692)
Net income from continuing operations	743	648
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	485	459
Operating lease expense	69	74
Equity losses of affiliates	8	15
Impairment charges	27	12
Deferred income taxes	41	83
Other, net	9	(107)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(237)	(96)
Inventories, net	33	(46)
Accounts payable and other liabilities	59	(64)
Net cash provided by operating activities from continuing operations	1,237	978
Investing activities:
Capital expenditures	(426)	(407)
Acquisitions, net of cash acquired	(122)	(96)
Purchases of investments in equity affiliates and other	(60)	(154)
Proceeds from sales of investments in equity affiliates and other	89	274
Other, net	(20)	(23)
Net cash used in investing activities from continuing operations	(539)	(406)
Financing activities:
Borrowings	125	61
Repayment of borrowings	(100)	(203)
Repurchase of News Corp shares	(641)	(150)
Repurchase of REA Group shares	(141)	—
Dividends paid	(204)	(185)
Other, net	(53)	(47)
Net cash used in financing activities from continuing operations	(1,014)	(524)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities from discontinued operations	(6)	156
Net cash provided by investing activities from discontinued operations	—	253
Net cash used in financing activities from discontinued operations	—	(39)
Net cash (used in) provided by discontinued operations	(6)	370
Net change in cash and cash equivalents, including discontinued operations	(322)	418
Effect of exchange rate changes on cash and cash equivalents, including discontinued operations	14	25
Cash and cash equivalents, including discontinued operations, beginning of year	2,403	1,960
Cash and cash equivalents, including discontinued operations, end of year	2,095	2,403
Less: Cash and cash equivalents at end of period of discontinued operations	—	—
Cash and cash equivalents	$2,095	$2,403

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income from continuing operations to Total Segment EBITDA for the three months and fiscal years ended June 30, 2026 and 2025:

	For the three months ended June 30,
	2026	2025	Change	% Change
	(in millions)
Net income from continuing operations	230	86	144	167%
Reconciling items:
Income tax expense from continuing operations	48	46	2	4%
Other, net	(23)	(10)	(13)	(130)%
Interest income, net	(9)	(5)	(4)	(80)%
Equity losses of affiliates	3	4	(1)	(25)%
Impairment and restructuring charges	46	81	(35)	(43)%
Depreciation and amortization	128	120	8	7%
Total Segment EBITDA	$423	$322	$101	31%

	For the fiscal years ended June 30,
	2026	2025	Change	% Change
	(in millions)
Net income from continuing operations	743	648	95	15%
Reconciling items:
Income tax expense from continuing operations	303	275	28	10%
Other, net	4	(111)	115	**
Interest income, net	(29)	(3)	(26)	(867)%
Equity losses of affiliates	8	15	(7)	(47)%
Impairment and restructuring charges	113	132	(19)	(14)%
Depreciation and amortization	485	459	26	6%
Total Segment EBITDA	$1,627	$1,415	$212	15%
** Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2026 and 2025:

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2026	2025	Difference	2026	2025	Difference
	(in millions)			(in millions)
As reported	$2,337	$2,109	$228	$423	$322	$101
Impact of acquisitions	(13)	—	(13)	—	—	—
Impact of divestitures	—	(4)	4	—	(1)	1
Impact of foreign currency fluctuations	(71)	—	(71)	(23)	—	(23)
Net impact of U.K. Newspaper Matters	—	—	—	—	(1)	1
As adjusted	$2,253	$2,105	$148	$400	$320	$80

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2026	2025	Difference	2026	2025	Difference
	(in millions)			(in millions)
As reported	$9,028	$8,452	$576	$1,627	$1,415	$212
Impact of acquisitions	(65)	—	(65)	9	—	9
Impact of divestitures	(3)	(19)	16	1	2	(1)
Impact of foreign currency fluctuations	(189)	—	(189)	(43)	—	(43)
Net impact of U.K. Newspaper Matters	—	—	—	1	9	(8)
As adjusted	$8,771	$8,433	$338	$1,595	$1,426	$169

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months and fiscal years ended June 30, 2026 and 2025 are as follows:

	Fiscal Year 2026
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.65	$0.66	$0.69	$0.71
U.S. Dollar per British Pound Sterling	$1.35	$1.33	$1.35	$1.34

	Fiscal Year 2025
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.67	$0.65	$0.63	$0.64
U.S. Dollar per British Pound Sterling	$1.30	$1.28	$1.26	$1.33

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2026 and 2025 are as follows:

	For the three months ended June 30,
	2026	2025	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$640	$604	6%
Digital Real Estate Services	507	463	10%
Book Publishing	560	494	13%
News Media	546	544	—%
Other	—	—	—%
Adjusted Total Revenues	$2,253	$2,105	7%

Adjusted Segment EBITDA:
Dow Jones	$181	$151	20%
Digital Real Estate Services	201	151	33%
Book Publishing	56	50	12%
News Media	23	28	(18)%
Other	(61)	(60)	(2)%
Adjusted Total Segment EBITDA	$400	$320	25%

	For the fiscal years ended June 30,
	2026	2025	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$2,463	$2,331	6%
Digital Real Estate Services	1,935	1,793	8%
Book Publishing	2,229	2,149	4%
News Media	2,144	2,160	(1)%
Other	—	—	—%
Adjusted Total Revenues	$8,771	$8,433	4%

Adjusted Segment EBITDA:
Dow Jones	$664	$588	13%
Digital Real Estate Services	716	601	19%
Book Publishing	284	296	(4)%
News Media	133	155	(14)%
Other	(202)	(214)	6%
Adjusted Total Segment EBITDA	$1,595	$1,426	12%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2026 and 2025:

	For the three months ended June 30, 2026
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$644	$(2)	$—	$(2)	$—	$640
Digital Real Estate Services	553	(8)	—	(38)	—	507
Book Publishing	566	(3)	—	(3)	—	560
News Media	574	—	—	(28)	—	546
Other	—	—	—	—	—	—
Total Revenues	$2,337	$(13)	$—	$(71)	$—	$2,253

Segment EBITDA:
Dow Jones	$181	$—	$—	$—	$—	$181
Digital Real Estate Services	222	—	—	(21)	—	201
Book Publishing	57	—	—	(1)	—	56
News Media	24	—	—	(1)	—	23
Other	(61)	—	—	—	—	(61)
Total Segment EBITDA	$423	$—	$—	$(23)	$—	$400

	For the three months ended June 30, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$604	$—	$—	$—	$—	$604
Digital Real Estate Services	466	—	(3)	—	—	463
Book Publishing	494	—	—	—	—	494
News Media	545	—	(1)	—	—	544
Other	—	—	—	—	—	—
Total Revenues	$2,109	$—	$(4)	$—	$—	$2,105

Segment EBITDA:
Dow Jones	$151	$—	$—	$—	$—	$151
Digital Real Estate Services	152	—	(1)	—	—	151
Book Publishing	50	—	—	—	—	50
News Media	28	—	—	—	—	28
Other	(59)	—	—	—	(1)	(60)
Total Segment EBITDA	$322	$—	$(1)	$—	$(1)	$320

	For the fiscal year ended June 30, 2026
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$2,497	$(17)	$—	$(17)	$—	$2,463
Digital Real Estate Services	2,016	(17)	(1)	(63)	—	1,935
Book Publishing	2,288	(31)	—	(28)	—	2,229
News Media	2,227	—	(2)	(81)	—	2,144
Other	—	—	—	—	—	—
Total Revenues	$9,028	$(65)	$(3)	$(189)	$—	$8,771

Segment EBITDA:
Dow Jones	$663	$2	$—	$(1)	$—	$664
Digital Real Estate Services	741	6	1	(32)	—	716
Book Publishing	287	1	—	(4)	—	284
News Media	139	—	—	(6)	—	133
Other	(203)	—	—	—	1	(202)
Total Segment EBITDA	$1,627	$9	$1	$(43)	$1	$1,595

	For the fiscal year ended June 30, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$2,331	$—	$—	$—	$—	$2,331
Digital Real Estate Services	1,802	—	(9)	—	—	1,793
Book Publishing	2,149	—	—	—	—	2,149
News Media	2,170	—	(10)	—	—	2,160
Other	—	—	—	—	—	—
Total Revenues	$8,452	$—	$(19)	$—	$—	$8,433

Segment EBITDA:
Dow Jones	$588	$—	$—	$—	$—	$588
Digital Real Estate Services	601	—	—	—	—	601
Book Publishing	296	—	—	—	—	296
News Media	153	—	2	—	—	155
Other	(223)	—	—	—	9	(214)
Total Segment EBITDA	$1,415	$—	$2	$—	$9	$1,426

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2026 and 2025:

	For the three months ended June 30, 2026		For the three months ended June 30, 2025
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$230		$86
Less: Net income attributable to noncontrolling interests from continuing operations	(51)		(33)
Net income attributable to News Corporation stockholders from continuing operations	$179	$0.33	$53	$0.09
U.K. Newspaper Matters	—	—	(1)	—
Impairment and restructuring charges	46	0.08	81	0.14
Other-than-temporary impairments of equity method investments	1	—	4	0.01
Other, net	(23)	(0.04)	(10)	(0.02)
Tax impact on items above	(9)	(0.02)	(17)	(0.03)
Impact of noncontrolling interest on items above	—	—	(4)	—
As adjusted	$194	$0.35	$106	$0.19

	For the fiscal year ended June 30, 2026		For the fiscal year ended June 30, 2025
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$743		$648
Less: Net income attributable to noncontrolling interests from continuing operations	(170)		(168)
Net income attributable to News Corporation stockholders from continuing operations	$573	$1.03	$480	$0.84
U.K. Newspaper Matters	1	—	9	0.02
Impairment and restructuring charges	113	0.20	132	0.23
Other-than-temporary impairments of equity method investments	1	—	4	0.01
Other, net	4	0.01	(111)	(0.19)
Tax impact on items above	(31)	(0.06)	(35)	(0.06)
Impact of noncontrolling interest on items above	—	—	31	0.04
As adjusted	$661	$1.18	$510	$0.89

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three months and fiscal years ended June 30, 2026:

	Q4 Fiscal 2025	Q4 Fiscal 2026	FX impact	Q4 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$766	$820	$15	$805	7%	5%
Advertising	353	363	10	353	3%	—%
Consumer	462	538	3	535	16%	16%
Real estate	358	435	30	405	22%	13%
Other	170	181	13	168	6%	(1)%
Total revenues	$2,109	$2,337	$71	$2,266	11%	7%

Dow Jones:
Circulation and subscription	$486	$521	$2	$519	7%	7%
Advertising	104	109	—	109	5%	5%
Other	14	14	—	14	—%	—%
Total Dow Jones segment revenues	$604	$644	$2	$642	7%	6%

Digital Real Estate Services:
Circulation and subscription	$2	$2	$—	$2	—%	—%
Advertising	42	48	1	47	14%	12%
Real estate	358	435	30	405	22%	13%
Other	64	68	7	61	6%	(5)%
Total Digital Real Estate Services segment revenues	$466	$553	$38	$515	19%	11%

REA Group revenues	$318	$386	$38	$348	21%	9%

	Q4 Fiscal 2025	Q4 Fiscal 2026	FX impact	Q4 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$462	$538	$3	$535	16%	16%
Other	32	28	—	28	(13)%	(13)%
Total Book Publishing segment revenues	$494	$566	$3	$563	15%	14%

News Media:
Circulation and subscription	$278	$297	$13	$284	7%	2%
Advertising	207	206	9	197	—%	(5)%
Other	60	71	6	65	18%	8%
Total News Media segment revenues	$545	$574	$28	$546	5%	—%

	Fiscal 2025	Fiscal 2026	FX impact	Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$3,009	$3,203	$60	$3,143	6%	4%
Advertising	1,367	1,391	30	1,361	2%	—%
Consumer	2,047	2,185	28	2,157	7%	5%
Real estate	1,410	1,571	49	1,522	11%	8%
Other	619	678	22	656	10%	6%
Total revenues	$8,452	$9,028	$189	$8,839	7%	5%

Dow Jones:
Circulation and subscription	$1,884	$2,020	$17	$2,003	7%	6%
Advertising	396	418	—	$418	6%	6%
Other	51	59	—	$59	16%	16%
Total Dow Jones segment revenues	$2,331	$2,497	$17	$2,480	7%	6%

Digital Real Estate Services:
Circulation and subscription	$7	$8	$—	$8	14%	14%
Advertising	151	169	2	$167	12%	11%
Real estate	1,410	1,571	49	$1,522	11%	8%
Other	234	268	12	$256	15%	9%
Total Digital Real Estate Services segment revenues	$1,802	$2,016	$63	$1,953	12%	8%

REA Group revenues	$1,250	$1,406	$63	$1,343	12%	7%

Book Publishing:
Consumer	2,047	2,185	28	$2,157	7%	5%
Other	102	103	—	$103	1%	1%
Total Book Publishing segment revenues	$2,149	$2,288	$28	$2,260	6%	5%

News Media:
Circulation and subscription	$1,118	$1,175	$43	$1,132	5%	1%
Advertising	820	804	28	$776	(2)%	(5)%
Other	232	248	10	$238	7%	3%
Total News Media segment revenues	$2,170	$2,227	$81	$2,146	3%	(1)%